Harbinger Group Inc. Reports First Quarter Fiscal 2014 Results

Revenues Up 24% from Prior Year Period, Reflecting Strong Growth Across All Major Operating Segments

Achieves Key Business Milestones, including Successful Fidelity & Guaranty Life IPO and Front Street Re’s Inaugural Third-Party Reinsurance Transaction
NEW YORK - February 6, 2014 -- Harbinger Group Inc. (“HGI”; NYSE: HRG), a diversified holding company focused on acquiring and growing businesses that are undervalued or fairly valued with attractive financial or strategic characteristics, today announced its consolidated results for the first quarter of Fiscal 2014 ended on December 31, 2013 ("Fiscal 2014 Quarter"). The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life (“FGL”; NYSE: FGL) and Front Street Re, Ltd. (“Front Street”);

•	Energy, which includes the company's interest in an oil and gas joint venture with EXCO Resources, Inc. (the “EXCO/HGI JV”); and

•	Financial Services, which includes Salus Capital Partners, LLC (“Salus”) and Five Island Asset Management, LLC (“Five Island”).

Philip Falcone, HGI Chairman and Chief Executive Officer, said, “HGI’s performance this quarter demonstrates the continued success of our diversified holding company model. We delivered strong results, including 24% growth in revenues. While the year-over-year operating income comparison was affected by significant investment portfolio gains in the Insurance segment last year, our operating profitability and cash flow were strong. At the same time, we have marked solid progress in implementing our strategy to grow our existing businesses, strengthen our capital structure, increase our investor base, and diversify the businesses in which we operate. We remain well-positioned for continued growth and value creation.”
Omar Asali, President of HGI, said, “Our results this quarter reflect positive performance in each of our operating segments. In particular, Consumer Products’ operating profit grew by 83.3% and sales by 26.5% compared to the previous year quarter, illustrating the continued benefits of the HHI acquisition and the power of Spectrum Brands’ value proposition to consumers. Our insurance segment -- anchored by FGL, which completed its successful IPO in December -- recorded annuity sales of $540.6 million, an increase of approximately 119% from the prior year period. In our Financial Services segment, Salus initiated $312.2 million of new asset-based loan commitments during the quarter. And the EXCO/HGI JV generated solid operating income and cash flow.”
First Quarter Fiscal 2014 Highlights:

•	HGI recorded total revenues of $1.5 billion, for the Fiscal 2014 Quarter, an increase of $287.7 million, or 23.5% compared to the first quarter of fiscal 2013 ("Fiscal 2013 Quarter").

•	Consolidated operating income of $179.3 million in the Fiscal 2014 Quarter, compared to $215.4 million in the Fiscal 2013 Quarter, a decrease of $36.1 million (16.8%).

•
Net loss attributable to common and participating preferred stockholders decreased to $39.0 million, or $0.28 per common share attributable to controlling interest ($0.28 diluted) during the Fiscal 2014 Quarter, compared to net income attributable to common and participating preferred stockholders of $62.0 million, or $0.31 per common share attributable to controlling interest ($0.03 diluted) during the Fiscal 2013 Quarter.

•	HGI ended the quarter with corporate cash and short-term investments of approximately $301.3 million (primarily held at HGI and HGI Funding LLC).

•
HGI received dividends of approximately $50.7 million from its subsidiaries, including a $43.0 million special dividend from FGL paid out of the proceeds from FGL's initial public offering in December 2013, and $7.7 million from Spectrum Brands.

Quarterly Segment Highlights:

•
Consumer Products segment's operating profit for the Fiscal 2014 Quarter increased $56.8 million, or 83.3%, to $125.0 million compared to $68.2 million for the Fiscal 2013 Quarter. In conjunction with its first quarter Fiscal 2014 release on January 29, 2014, Spectrum Brands announced that its Board of Directors approved a 20% increase in the quarterly common stock dividend to $0.30 per share from $0.25.

•
In addition, in December 2013, Spectrum Brands amended a senior secured term loan, which provided for borrowings of $215.0 million and €225.0 million. The proceeds of the amendment were used to refinance a portion of the term loan, which was scheduled to mature December 17, 2019.

•
Insurance segment's operating profit for the Fiscal 2014 Quarter decreased by $78.3 million, to $85.3 million from $163.6 million for the Fiscal 2013 Quarter. Insurance segment’s adjusted operating income (“Insurance AOI”) increased by $24.4 million, or 78.0%, to $55.7 million.

•
In December 2013, FGL debuted on the New York Stock Exchange (NYSE: FGL) after raising net proceeds of $173.0 million in an initial public offering. HGI, which did not sell shares as part of the IPO, continues to own 80.7% of FGL common stock.

•
Front Street closed a reinsurance treaty with Bankers Life Insurance Company, its inaugural reinsurance transaction with a non-affiliated party, for approximately $153.0 million of the company’s annuity business.

•
Financial Services segment contributed approximately $4.5 million to consolidated revenues for the Fiscal 2014 Quarter, and had a net loss of $8.8 million resulting from increased overhead to support growth together with interest and foreign exchange revaluation losses.

•	Salus originated $312.2 million of new asset-based loan commitments in the Fiscal 2014 Quarter and had $801.0 million of loans outstanding as of December 31, 2013.

•
Energy segment reported revenues of $35.5 million and an operating profit of $6.0 million for the Fiscal 2014 Quarter. On January 28, 2014, subsequent to the end of the quarter, Matthew Grubb, former President and Chief Operating Officer for SandRidge Energy, Inc., was named Chief Executive Officer and President of the EXCO/HGI JV.

Detail on First Quarter Fiscal 2014 Results:
HGI's consolidated revenues for the Fiscal 2014 Quarter were $1.5 billion compared to $1.2 billion for the Fiscal 2013 Quarter. The increase was primarily driven by the full period effect of the acquisition of the hardware and home improvement product line ("HHI") in our Consumer Products segment during the Fiscal 2013 Quarter, our acquisition of an equity interest in the EXCO/HGI JV in February 2013 and an increase in investment income resulting from the deployment of cash in our Insurance segment.

HGI’s consolidated operating income for the Fiscal 2014 Quarter decreased $36.1 million, or 16.8%, to $179.3 million compared to $215.4 million for the Fiscal 2013 Quarter. The decrease was primarily the result of lower operating profit originating from the Insurance segment due to the conclusion of the portfolio repositioning that had resulted in higher realized investment gains in the Fiscal 2013 Quarter, and higher corporate expenses primarily due to higher stock based compensation expense amortization. These decreases in operating income were offset by higher operating income from the Consumer Products segment due to the inclusion of a full quarter of results from the HHI acquisition in the Fiscal 2014 Quarter and an overall decrease in acquisition and integration related charges.

Net loss attributable to common and participating preferred stockholders was $39.0 million, or $0.28 per common share attributable to controlling interest ($0.28 diluted) in the Fiscal 2014 Quarter, compared to net income attributable to common and participating preferred stockholders of $62.0 million, or $0.31 per common share attributable to controlling interest ($0.03 diluted) during the Fiscal 2013 Quarter.

HGI's Fiscal 2014 Quarter results include a $47.2 million loss from the change in the fair value of the equity conversion feature of HGI's preferred stock which was the result of a 14.3% increase in HGI’s stock price from $10.37 to $11.85 per share during the quarter, and a $59.1 million decrease in interest expense, that was primarily due to a decrease in acquisition and other financing costs as compared to the Fiscal 2013 Quarter, along with refinancing to lower interest rate debt during the course of Fiscal 2013.

Additionally, HGI incurred a tax expense totaling $38.3 million, which was primarily driven by the profitability of FGL’s life insurance business, pre-tax losses in the United States and some foreign jurisdictions for which the tax benefits are offset by valuation allowances, an increase in the fair value of the equity conversion feature of the HGI's preferred stock with no tax benefit, tax amortization of certain indefinite lived intangibles, and tax expense on income in certain foreign jurisdictions for which HGI will not receive tax credits in the United States due to its tax loss position. Partially offsetting these factors was a partial release of U.S. valuation allowances as a result of a recent acquisition by Spectrum Brands.
Consumer Products:
Consumer Products reported consolidated record net sales of $1.1 billion for the Fiscal 2014 Quarter, an increase of $230.3 million, or 26.5%, compared to $0.9 billion in the Fiscal 2013 Quarter. The increase in sales was primarily due to the full period effect of the inclusion of sales from the HHI acquisition and increases in sales of home and garden control and electric personal care products. Including HHI in the full prior year period on a pro forma basis, HHI sales increased $52.6 million to $278.4 million in the Fiscal 2014 Quarter. These increases were offset in part by decreases in sales in other product lines, primarily within the pet supplies product lines.

Consumer Products delivered adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) of $178.8 million for the Fiscal 2014 Quarter, up $18.3 million, or 11.4% quarter-on-quarter including HHI in the prior year period on a pro forma basis, primarily due to higher sales of HHI products resulting from the improving U.S. housing market, improved manufacturing productivity, cost reduction initiatives and strong expense management. Adjusted EBITDA-Consumer Products as a percentage of Consumer Products net sales increased to 16.2% versus 15.1% in the Fiscal 2013 Quarter, including HHI in the prior year period on a pro forma basis.

Legacy Spectrum Brands delivered Adjusted EBITDA-Consumer Products of $129.2 million in the Fiscal 2014 Quarter versus $127.0 million in the Fiscal 2013 Quarter, an increase of 1.7% excluding the negative impact of foreign exchange. This increase represents the thirteenth consecutive quarter of year-over-year Adjusted EBITDA-Consumer Products growth, with the Adjusted EBITDA-Consumer Products margin improving to 15.7% compared to 15.2% last year. Adjusted EBITDA-Consumer Products is a non-U.S. GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, intangible asset impairment and depreciation and amortization expenses - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss table below.
Operating income increased $56.8 million to $125.0 million in the Fiscal 2014 Quarter, compared to $68.2 million in the Fiscal 2013 Quarter. Gross profit, representing net consumer products sales minus consumer products cost of goods sold, for the Fiscal 2014 Quarter was $381.2 million, compared to $288.2 million for the Fiscal 2013 Quarter, representing a $93.0 million increase. The increase in gross profit was driven by the full period effect of the inclusion of the HHI acquisition, which contributed $98.0 million in gross profit. Gross profit margin, representing gross profit as a percentage of consumer products net sales, for the quarter was 34.6% compared to 33.1% in the Fiscal 2013 Quarter. This increase was driven by favorable product mix and increased productivity.
After the close of the Fiscal 2014 Quarter, on January 29, 2014, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.30 per share on Spectrum Brands’ common stock, which is an increase of 20% compared to the previous quarterly dividend of $0.25 per share. The dividend, which is a regular taxable cash dividend, is payable on March 18, 2014 to stockholders of record as of the close of business on February 19, 2014.
For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands' first quarter earnings announcement, by visiting Spectrum Brands' filings with the Securities & Exchange Commission at www.sec.gov.
Insurance:
The insurance segment recorded annuity sales, which for generally accepted accounting principles in the U.S. ("GAAP") purposes are recorded as deposit liabilities (i.e. contract holder funds), for the Fiscal 2014 Quarter of $540.6 million, compared to $247.3 million for the Fiscal 2013 Quarter, a quarter-over-quarter increase of approximately 119%. A successful sales promotion of traditional deferred annuities primarily drove the increase in the quarter. On a sequential basis, annuity sales increased 119% as compared to the Fiscal 2013 fourth quarter. Additionally, during the Fiscal 2014 Quarter, FGL grew indexed universal life sales by approximately 7% on a sequential basis.
The Insurance segment had Income from continuing operations before income taxes of $79.7 million for the Fiscal 2014 Quarter, compared to $164.5 million for the Fiscal 2013 Quarter. The Insurance segment reported operating income of $85.3 million for the quarter versus operating income of $163.6 million for the Fiscal 2013 Quarter. The decrease is primarily due to higher realized investment gains in the Fiscal 2013 Quarter.
The segment recorded Insurance AOI of $55.7 million for the Fiscal 2014 Quarter, an increase of $24.4 million, or 78.0%, from $31.3 million for the Fiscal 2013 Quarter. This increase is primarily due to an increase in net investment spread during the Fiscal 2014 Quarter. Insurance AOI is a non-GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see "Non-GAAP Measures" and a reconciliation of Insurance AOI to the Insurance segment's operating income below.
FGL had approximately $18.0 billion of assets under management as of December 31, 2013, compared to $17.4 billion as of September 30, 2013. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of December 31, 2013, HGI's Insurance segment had a net U.S. GAAP book value of $1.3 billion (excluding Accumulated Other Comprehensive Income (“AOCI”) of $106.1 million), up from $1.2 billion as of September 30, 2013. As of December 31, 2013, the Insurance segment's available for sale investment portfolio had $216.3 million in net unrealized gains on a U.S. GAAP basis.
In December 2013, FGL debuted on the New York Stock Exchange (NYSE: FGL) after raising net proceeds $173.0 million in an initial public offering. FGL presented 9,750,000 shares of common stock in a primary offering at a price to the public of $17 per share. FGL also granted the underwriters an option to purchase an additional 1,463,000 shares of common stock that was subsequently exercised, valuing the company at $989.6 million. Fidelity & Guaranty Life Insurance Company also re-domiciled to Des Moines, Iowa on November 1, 2013.

Additionally, on December 18, 2013, Front Street closed a reinsurance treaty with Bankers Life Insurance Company, under which Bankers Life Insurance Company ceded $153.0 million of its annuity business to Front Street. The agreement is another important step for Front Street in its growth as a provider of customized reinsurance solutions to the life insurance and fixed annuity industry.
Energy:
Oil and natural gas revenues were $35.5 million for the Fiscal 2014 Quarter. Operating income for the Fiscal 2014 Quarter was $6.0 million. Energy segment adjusted earnings before interest, taxes, depreciation and amortization

("Adjusted EBITDA-Energy") for the Fiscal 2014 Quarter were $18.0 million. Adjusted EBITDA-Energy is a non-GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation - see “Non-GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.
For the Fiscal 2014 Quarter, the Energy segment's production net was 101.0 Mbbl of oil, 142.0 Mbbl of natural gas liquids and 5,427.0 Mmcf of natural gas. For the same period, the segment’s developmental activities in the Permian basin included 5 wells spud, 4 wells completed and 3 wells turned to sales. The production during the quarter consisted of 5.3 Bcfe from the East Texas/North Louisiana region and 1.6 Bcfe from the Permian basin. For the period from inception to December 31, 2013, the Energy segment's developmental activities in the Permian basin included 19 wells spud and 19 wells completed and 18 turned-to-sales. For the same period, the segment's net production was 25 Bcfe, consisting of approximately 80% natural gas, 11% natural gas liquids and 9% oil.
On January 28, 2014, subsequent to the end of the quarter, Matthew Grubb was named Chief Executive Officer and President of EXCO/HGI GP, LLC. Mr. Grubb will be responsible for providing operational leadership to the EXCO/HGI JV and guiding its growth through continued efficient production and development of its existing assets. Mr. Grubb will also be working with HGI and EXCO in executing opportunistic, cash-flow accretive acquisitions.
Financial Services:
The Financial Services segment’s revenues for the Fiscal 2014 Quarter decreased $3.9 million to $4.5 million from $8.4 million in the Fiscal 2013 Quarter. The decrease in revenues during the three months is as a result of a non-recurrence of a success fee on a loan in the Fiscal 2013 Quarter which was offset in part by an increase in asset-based loans originated and serviced by the operations of Salus to $801.0 million from $207.4 million in the Fiscal 2013 Quarter. The segment reported an operating loss of $3.9 million for the Fiscal 2014 Quarter, compared to operating income of $5.1 million during the Fiscal 2013 Quarter, a decrease of $9.0 million. The Financial Services segment had a net loss of $8.8 million resulting from the decrease in revenue previously discussed, increased overhead to support growth and foreign exchange revaluation losses.
Also contributing to revenues and operating income in the Fiscal 2014 Quarter was an increase in asset management fees earned from the Insurance segment by the operations of Five Island, a wholly-owned asset management company, with up to $0.5 billion, as of December 31, 2013, in assets under management.
During the Fiscal 2014 Quarter, Salus closed on 5 transactions, representing $312.2 million in total commitments to a variety of well recognized businesses.
About Harbinger Group Inc.
Harbinger Group Inc. (“HGI”; NYSE: HRG) is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents); and asset-based loans; and own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
Our Consumer Products segment uses Adjusted EBITDA-Consumer Products, a non-GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.
Our Insurance segment uses Insurance AOI, a non-GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the effects of acquisition-related reinsurance transactions. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.
Our Energy segment uses Adjusted EBITDA-Energy, a non-GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the EXCO/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

For further information contact:

For investor inquiries: Harbinger Group Inc. Investor Relations Tel: 212.906.8560 Email: investorrelations@harbingergroupinc.com	For media inquiries: Sard Verbinnen & Co Jaime Tully or David Millar Tel: 212.687.8080

Source: Harbinger Group Inc.
(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2013	September 30, 2013
	(Unaudited)
ASSETS
Investments:
Fixed maturities	$16,086.6	$15,300.0
Equity securities	375.9	352.5
Derivatives	294.5	221.8
Asset-based loans	794.0	560.4
Other invested assets	117.3	31.2
Total investments	17,668.3	16,465.9
Cash and cash equivalents	1,293.8	1,899.7
Receivables, net	645.5	611.3
Inventories, net	683.3	632.9
Accrued investment income	160.5	161.2
Reinsurance recoverable	2,389.0	2,363.7
Deferred tax assets	290.1	293.4
Properties, including oil and natural gas properties, net	1,009.7	993.3
Goodwill	1,476.2	1,476.7
Intangibles, including DAC and VOBA, net	2,749.7	2,729.1
Other assets	397.9	281.6
Total assets	$28,764.0	$27,908.8

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$15,519.7	$15,248.2
Future policy benefits	3,695.8	3,556.8
Liability for policy and contract claims	60.3	51.5
Funds withheld from reinsurers	39.7	39.4
Total insurance reserves	19,315.5	18,895.9
Debt	5,165.9	4,896.1
Accounts payable and other current liabilities	891.8	1,012.7
Equity conversion feature of preferred stock	378.0	330.8
Employee benefit obligations	94.9	99.6
Deferred tax liabilities	491.9	492.8
Other liabilities	810.9	718.0
Total liabilities	27,148.9	26,445.9

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	333.4	329.4

Harbinger Group Inc. stockholders' equity:
Common stock	1.5	1.4
Additional paid-in capital	770.4	828.0
Accumulated deficit	(231.6)	(192.4)
Accumulated other comprehensive income	61.7	87.7
Total Harbinger Group Inc. stockholders' equity	602.0	724.7
Noncontrolling interest	679.7	408.8
Total permanent equity	1,281.7	1,133.5
Total liabilities and equity	$28,764.0	$27,908.8

HARBINGER GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended
	December 31, 2013	December 30, 2012
	(Unaudited)
Revenues:
Net consumer product sales	$1,100.6	$870.3
Oil and natural gas	35.5	—
Insurance premiums	13.9	13.8
Net investment income	201.2	178.0
Net investment gains	141.9	146.5
Insurance and investment product fees and other	16.9	13.7
Total revenues	1,510.0	1,222.3
Operating costs and expenses:
Consumer products cost of goods sold	719.4	582.1
Oil and natural gas direct operating costs	16.1	—
Benefits and other changes in policy reserves	234.7	83.6
Selling, acquisition, operating and general expenses	317.1	254.6
Amortization of intangibles	43.4	86.6
Total operating costs and expenses	1,330.7	1,006.9
Operating income	179.3	215.4
Interest expense	(84.0)	(143.1)
(Loss) gain from the change in the fair value of the equity conversion feature of preferred stock	(47.2)	68.9
Gain on contingent purchase price reduction	0.5	—
Other expense, net	(11.9)	(8.7)
Income from continuing operations before income taxes	36.7	132.5
Income tax expense	38.3	64.4
Net (loss) income	(1.6)	68.1
Less: Net income (loss) attributable to noncontrolling interest	25.2	(6.0)
Net (loss) income attributable to controlling interest	(26.8)	74.1
Less: Preferred stock dividends and accretion	12.2	12.1
Net (loss) income attributable to common and participating preferred stockholders	$(39.0)	$62.0

Net (loss) income per common share attributable to controlling interest:

Basic	$(0.28)	$0.31
Diluted	$(0.28)	$0.03

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income (loss) of the consumer products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter
Reconciliation to reported net income (loss):	2014	2013
Reported net income (loss) - consumer products segment	$54.4	$(13.9)
Add back:
Interest expense	57.0	69.9
Income tax expense	12.7	10.6
HHI Business inventory fair value adjustment	—	5.2
Pre-acquisition earnings of HHI Business	—	30.3
Restructuring and related charges	4.5	6.6
Acquisition and integration related charges	5.5	20.8
Adjusted EBIT - consumer products segment	134.1	129.5
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	17.9	10.7
Amortization of intangibles	20.2	17.1
Stock-based compensation	6.6	3.2
Adjusted EBITDA - consumer products segment	$178.8	$160.5
The table below shows the adjustments made to the reported net loss of the energy segment to calculate its Adjusted EBITDA (unaudited):

Fiscal Quarter
Reconciliation to reported net loss:	2014
Reported net loss - energy segment	$(2.1)
Interest expense	4.7
Depreciation, amortization and depletion	11.2
EBITDA - energy segment	13.8
Accretion of discount on asset retirement obligations	0.5
Loss on derivative financial instruments	3.4
Cash settlements on derivative financial instruments	0.2
Stock based compensation expense	0.1
Adjusted EBITDA - energy segment	$18.0
The table below shows the adjustments made to the reported net income before income taxes of the insurance segment to calculate its pretax adjusted operating income (unaudited):

	Fiscal Quarter
Reconciliation to reported income from continuing operations before income taxes - insurance segment:	2014	2013
Reported income from continuing operations before income taxes - insurance segment:	$79.7	$164.5
Interest expense	5.6	—
Affiliated interest income	—	(0.7)
Other expense (income)	—	(0.2)
Reported operating income - insurance segment	85.3	163.6
Effect of investment gains, net of offsets	(6.1)	(125.7)
Effect of change in FIA embedded derivative discount rate, net of offsets	(23.5)	(6.6)
Adjusted operating income - insurance segment	$55.7	$31.3